Exhibit 12

                           Ugly Duckling Corporation
                       Ratio of Earnings to Fixed Charges
                                                     1998         1997          1996         1995        1994
                                                   ---------    ---------    ---------    ---------   ---------
Fixed Charges:
Interest Expense.............................         6,904        2,774        2,429        5,328       2,870

Capitalized Interest.........................           135          229            0           54         142

Interest Factor in Rent Expense (a)..........         3,768        1,358          790          784         462

Preferred dividends..........................                                   1,527

                                                   ---------    ---------    ---------    ---------   ---------
                                                     10,807        4,361        4,746        6,166       3,474
                                                   ---------    ---------    ---------    ---------   ---------


Earnings:
Earnings (Loss) from continuing operations...         5,916       16,165        6,777       (3,972)     (2,328)

Fixed Charges................................        10,807        4,361        3,219        6,166       3,474

Interest Capitalized.........................          (135)        (229)           0          (54)       (142)

Preferred dividends..........................                                  (1,527)

                                                   =========    =========    =========    =========   =========
                                                     16,588       20,297        8,469        2,140       1,004
                                                   =========    =========    =========    =========   =========

Ratio of earnings to fixed charges...........          1.53         4.65         1.78           (b)         (b)
                                                   =========    =========    =========    =========   =========

For the purposes of these computations, "earnings" are defined as the sum of pretax income from continuing operations plus fixed  charges of the Company and its subsidiaries,  adjusted to exclude the amount of any interest capitalized during the period and dividends paid on preferred stock;
"fixed charges" consist of interest on debt, amortization of debt discount, premium, and expense, and the portion of rents which is representative of the interest.

---------------------------------------------------

(a)  One-third of rent expense is deemed to be representative of the interest factor.

(b)  Earnings did not cover fixed charges by $4.0 million and $2.5 million in the years ended
December 31, 1995 and 1994, respectively.